Exhibit 99.2

P. H. Glatfelter Company and Dresden Papier GmbH.

Unaudited Pro forma Condensed Combined Financial Information

The unaudited pro forma consolidated income statement data for the year ended December 31, 2012 gives effect to the following transactions, which we refer to as the “Transactions”:

1)	the acquisition by our wholly owned subsidiary, Glatfelter Gernsbach GmbH, of all of the issued and outstanding shares of Dresden Papier GmbH., or Dresden, from Fortress Securities Papers AG, a wholly owned subsidiary of Fortress Paper Ltd., pursuant to the terms of a Share Purchase Agreement dated March 13, 2013, or the Share Purchase Agreement, among Glatfelter, Glatfelter Gernsbach and Fortress, which we refer to as the “Acquisition,” and

2)	our incurrence of additional indebtedness under our revolving credit facility due November 2016 and our application of the net proceeds from such plus cash on hand to fund the Acquisition.

The unaudited pro forma consolidated income statements for the year ended December 31, 2012 give effect to the Transactions as if they occurred on January 1, 2012. The unaudited pro forma consolidated balance sheet data as of December 31, 2012 gives effect to the Transactions as if they had occurred on December 31, 2012. In the unaudited pro forma consolidated financial statements, the Acquisition is accounted for using the acquisition method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification No 805. Under the acquisition method of accounting, the total purchase price for the Acquisition is allocated to the assets acquired and liabilities assumed based upon estimates of fair value. The unaudited pro forma adjustments reflected herein are based upon preliminary available information and assumptions that we believe are reasonable under the circumstances and which are described in the accompanying notes. These preliminary estimates may change upon finalization of appraisals and valuation studies. Therefore, the final allocations may differ materially from the estimates used to prepare these pro forma consolidated financial statements.

The unaudited pro forma consolidated financial statements do not purport to represent what our results of operations or financial condition actually would have been if the Transactions occurred on the dates indicated, nor do they purport to represent or project our results of operations for any future period or our financial condition as of any future date. You should read the unaudited pro forma consolidated financial statements in conjunction with our audited and unaudited consolidated financial statements and related notes and the audited and unaudited consolidated financial statements of Dresden and related notes, for the year ended December 31, 2012 and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2013.

Unless otherwise indicated, the Dresden financial information included herein is derived from Dresden’s historical financial statements. Such historical financial statements are prepared in accordance with accounting principles generally accepted in Germany, or HGB, in Euros and reconciled to U.S. GAAP, adjusted for certain reclassifications to conform to Glatfelter’s accounting policies, and translated into U.S. dollars.

Unaudited Pro Forma Consolidated Income Statement

for the Year Ended December 31, 2012

	Glatfelter Historical	Dresden Historical US GAAP (1)	Purchase Accounting Adjustments		Transaction financing		Pro Forma for the Dresden Acquisition
		In thousands, except per share data
Net sales	$1,577,788	$150,509	$—		$—		$1,728,297
Energy and related sales, net	7,000	—	—		—		7,000

Total revenues	1,584,788	150,509	—		—		1,735,297
Cost of products sold	1,371,139	107,715	1,166	(2)	—		1,480,020

Gross profit	213,649	42,794	(1,166)		—		255,277

Selling, general and administrative expenses	121,590	7,498	1,840	(3)	—		130,928
Gains on disposition of plant, equipment and timberlands, net	(9,815)	(87)	—		—		(9,902)

Operating income	101,874	35,383	(3,006)		—		134,251
Other nonoperating income (expense)
Interest expense	(18,694)	(3,769)	3,769	(4)	(2,282	) (4)	(20,976)
Interest income	460	1,753	(1,724	) (5)	—		489
Other – net	(4,699)	(4,230)	3,131	(6)	—		(5,798)

Total other income (expense)	(22,933)	(6,246)	5,176		(2,282)		(26,285)

Income before income taxes	78,941	29,137	2,170		(2,282)		107,966
Income tax provision	19,562	8,878	570	(7)	(582	) (7)	28,428

Net income	$59,379	$20,259	$1,600		$(1,700)		$79,538

Weighted average shares outstanding
Basic	42,851						42,851
Diluted	43,672						43,672
Earnings per share
Basic	$1.39						$1.86
Diluted	1.36						1.82

(1)	Represents the Dresden financial information reconciled to U.S. GAAP, translated to U.S. dollars at an average exchange rate of 1.2858 dollars per euro and adjusted for certain reclassifications necessary to conform the historical Dresden financial statement presentation to that of Glatfelter.
(2)	Reflects a $0.8 million reduction of depreciation expense due to the difference in the bases of depreciable assets together with the use of longer estimated lives resulting from the application of FASB ASC 805, Business Combinations, to account for the Acquisition. In addition, the amount includes $1.9 million of amortization expense for intangible assets resulting from the application of FASB ASC 805, Business Combinations, to account for the Acquisition.
(3)	Reflects the addition of $3.2 million of amortization expense for intangible assets resulting from the application of FASB ASC 805, Business Combinations, to account for the Acquisition. In addition, the amount reflects the elimination of one-time costs totaling $1.3 million that are directly related to the Acquisition and are included in Glatfelter’s historical results for the year ended December 31, 2012.

(4)	Reflects the following adjustments to interest expense as a result of incremental borrowing under our existing revolving credit facility in connection with the Acquisition and the elimination of Dresden’s historical interest expenses related to debt that will be repaid prior to the closing of the Acquisition (in thousands).

Interest on additional borrowings under our existing revolving credit facility at an assumed rate of 1.802% per annum	$2,282
Elimination of historical interest expense of Dresden	(3,769)

Total interest expense adjustments	$(1,487)

A change of 0.125% in the assumed interest rate for the borrowings under our existing revolving credit facility would have an incremental effect on our annual interest expense of $156 thousand.

(5)	Represents the elimination of interest income on intercompany loans included in Dresden’s historical results for the year ended December 31, 2012.

(6)	Represents the elimination of one-time costs related to the early retirement of debt included in Dresden’s historical results for the year ended December 31, 2012.

(7)	Represents the tax effect of the pro forma adjustments based on the effective tax rates of the jurisdiction in which the transaction would have taken place.

Unaudited Pro Forma Consolidated Balance Sheet as of

December 31, 2012

	Glatfelter Historical	Dresden Papier Historical US GAAP (1)	Less excluded assets and liabilities		Purchase accounting adjustments		Transaction financing		Pro Forma for the Dresden Acquisition
		In thousands
Assets
Cash & equivalents	$97,679	$13,775	—		$—		$(97,143	) (2)	$14,311
Accounts receivable	139,904	2,709	—		—		—		142,613
Inventories	222,366	16,542	—		1,517	(3)	—		240,425
Prepaid expenses and other	58,909	41,504	(38,942	) (4)	2,399	(3)	—		63,870

Total Current Assets	518,858	74,530	(38,942)		3,916		(97,143)		461,219

Plant, equipment and timberlands - net	621,186	29,612	—		22,956	(3)	—		673,754
Other non current	102,941	—	—		210,132	(3)	—		313,073

Total Assets	1,242,985	104,142	(38,942)		237,004		(97,143)		1,448,046

Liabilities & Equity
Accounts payable	133,389	5,889	—		—		—		139,278
Dividends payable	3,905	—	—		—		—		3,905
Environmental liabilities	125	—	—		—		—		125
Other current liabilities	113,489	5,803	—		—		—		119,292

Total Current Liabilities	250,908	11,692	—		—		—		262,600

Long-term debt
Existing long-term debt	250,000	29,795	(29,795	) (5)	—		—		250,000
Borrowing under revolving credit facility	—	—	—		—		127,901	(8)	127,901

Total Long Term Debt	250,000	29,795	(29,795)		—		127,901		377,901

Deferred taxes	62,046	—	—		55,441	(3)	—		117,487
Other long-term liabilities	140,352	40,182	(31,646	) (6)	1,491	(3)	—		150,379
Special account for investment grants and subsidies	—	2,943	—		(2,943	) (3)	—		—

Total Liabilities	703,306	84,612	(61,441)		53,989		127,901		908,367

Common stock	544	659	(659	) (7)	—		—		544
Capital in excess of par value	52,492	—	—		—		—		52,492
Retained earnings	819,593	18,871	(18,871	) (7)	—		—		819,593
Accumulated other comprehensive income	(163,966)	—	—		—		—		(163,966)

Shareholders’ Equity	708,663	19,530	(19,530)		—		—		708,663
Less cost of common stock in treasury	(168,984)	—	—		—		—		(168,984)

Total Shareholders’ Equity	539,679	19,530	(19,530)		—		—		539,679

Total Liabilities & Equity	$1,242,985	$104,142	$(80,971)		$53,989		$127,901		$1,448,046

(1)	Represents Dresden’s financial information reconciled to U.S. GAAP, translated to U.S. dollars and adjusted for certain reclassifications necessary to conform the historical Dresden financial statement presentation to that of Glatfelter.

(2)	Reflects the use of $96.2 million of Glatfelter’s cash to partially fund the Acquisition.
(3)	The pro forma adjustments reflect the Acquisition and allocation of the purchase price adjustments as follows:

Purchase price	$225,044
Less book value of net assets acquired	42,029

Purchase price in excess of book value of net assets acquired	$183,015

The following sets forth the preliminary purchase price allocation:

Inventory	$1,517
Property, plant and equipment	22,956
Tax indemnification receivable	2,399
Identifiable intangible assets	95,332
Goodwill	117,743

Total assets	239,947

Deferred tax liabilities	(55,441)
Other long-term obligations	(1,491)

Total liabilities	(56,932)

Total preliminary purchase price allocation	$183,015

The Acquisition agreement provides for a purchase price of € 160 million (or $211.0 million based on the December 31, 2012 foreign exchange rate), subject to an adjustment based on the closing date working capital of Dresden, which has not yet been agreed to. The preliminary purchase price allocation set forth above is based on the preliminary working capital adjustment of € 10.7 million (or $14.0) million based on the December 31, 2012 foreign exchange rate).

We are in the process of completing valuations necessary to account for the Acquisition in accordance with the acquisition method of accounting set forth in FASB ASC 805, Business Combinations, including independent appraisals. In calculating the pro forma adjustments, the purchase price has been allocated on a preliminary basis. Therefore, the purchase price allocation is subject to change, and such changes could be material. The preliminary allocation of the purchase price set forth in the pro forma balance sheet assumes the excess of book value will be allocated as set forth above, an assumption we believe is reasonable based on information presently available to us. Our allocation shown above includes an allocation to indentified intangible assets consisting of tradename, technology and customer relationships.

For purposes of presenting depreciation and amortization expense in the pro forma income statement, fixed assets and intangible assets are assumed to have an average remaining useful life of 19 years and 17 years, respectively. Expense is recognized on a straight-line basis.

(4)	Reflects the elimination of certain intercompany notes receivable liquidated by Fortress prior to the closing of the Acquisition.
(5)	Reflects elimination of Dresden historical debt repaid by Fortress prior to the closing of the Acquisition.
(6)	Reflects the elimination of certain intercompany notes payable settled by Fortress prior to the closing of the Acquisition.
(7)	Reflects the elimination of the equity of Dresden in accordance with FASB ASC 805, Business Combinations.
(8)	Reflects additional borrowings under an existing revolving credit facility to partially fund the Acquisition.